EXHIBIT 23.3

CONSENT OF ERNST & YOUNG LLP

Consent of Independent Auditors

We consent to the reference to our firm under the captions “Financial Statements” and to the use of our report dated January 21, 2003 on the Statement of Revenues Over Certain Operating Expenses for the Nestle Building, our report dated November 26, 2002 on the Statement of Revenue Over Certain Operating Expenses for the NASA Buildings and our report dated November 26, 2002 on the Statement of Revenues Over Certain Operating Expenses for the Caterpillar Nashville Building, in Amendment No. 2 to the Registration Statement (Form S-11 No. 333-85848) and related Prospectus of Wells Real Estate Investment Trust, Inc. for the registration of 330,000,000 shares of its common stock.

/s/ Ernst & Young LLP

Atlanta, Georgia
January 22, 2003